Exhibit (b)(1)

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	KEYBANK NATIONAL ASSOCIATION 127 Public Square Cleveland, Ohio 44114	SUNTRUST ROBINSON HUMPHREY, INC. SUNTRUST BANK 3333 Peachtree Road Atlanta, GA 30326
CONFIDENTIAL

August 4, 2014

Pioneer Parent Inc.

Pioneer Merger Sub, Inc.

c/o Court Square Capital Partners

Park Avenue Plaza

55 East 52nd Street, 34th Floor

New York, NY 10055

Attention: Kevin Brown

Project Pioneer

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), KeyBank National Association (“KeyBank”), SunTrust Robinson Humphrey, Inc. (“STRH”) and SunTrust Bank (“SunTrust” and together with JPMCB, J.P. Morgan, KeyBank and STRH, “we,” “us” or the “Commitment Parties”) that a newly created holdings entity (“Holdings”) and a newly created subsidiary of Holdings (“Newco” and, together with Holdings, “you”) formed at the direction of, and to be controlled by, Court Square Capital Partners (together with certain of its affiliates, the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, the company previously identified to us as Pike Corporation (the “Company”), by merging Newco with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned direct or indirect subsidiary of Holdings. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

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1.	Commitments.

In connection with the Transactions, each of JPMCB, KeyBank and SunTrust (each, an “Initial Lender”) is pleased to advise you of its several, but not joint, commitment to provide one-third (1/3) of the aggregate principal amount of each of the Credit Facilities, in each case subject only to the satisfaction of the conditions referenced in Section 6 hereof (or such conditions are waived by the Commitment Parties).

2.	Titles and Roles.

It is agreed that (i) J.P. Morgan, KeyBank and STRH will act as joint lead arrangers for each of the Credit Facilities (the “Lead Arrangers”), (ii) J.P. Morgan, KeyBank and STRH will act as joint bookrunners for each of the Credit Facilities (the “Bookrunners” and, collectively with the Lead Arrangers, the “Arrangers”), (iii) JPMCB will act as administrative agent and collateral agent for the First Lien Facilities (in such capacity, the “First Lien Administrative Agent”) and (iv) KeyBank will act as administrative agent and collateral agent for the Second Lien Facility (in such capacity, the “Second Lien Administrative Agent”, and collectively with the First Lien Administrative Agent, the “Administrative Agents”). You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in connection with the Credit Facilities unless you and we shall so agree. It is further agreed that J.P. Morgan shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of each of the Credit Facilities.

3.	Syndication.

The Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Arrangers in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrower, the Company and their respective subsidiaries specified to us by you or the Sponsor in writing prior to the date hereof and otherwise specified in writing to us from time to time (it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Credit Facilities), (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you or the Sponsor in writing on or prior to the date hereof and (iii) in the case of each of clauses (i) and (ii) above, any of their known affiliates that are readily identifiable as such on the basis of such affiliates’ names (in each case other than their financial investors that are not operating companies or affiliates of operating companies and other than any affiliate that is a bona fide diversified debt fund) (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and (b) notwithstanding the Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable portion of the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under any of the Credit Facilities (the date of such funding, the “Closing Date”))

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in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding under the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and any Initial Lender) with respect to all or any portion of such Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Credit Facilities on the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Prior to the earlier of (x) the 45th day after the Closing Date and (y) the date after the Closing Date on which completion of a “Successful Syndication” (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), you agree to assist the Arrangers in completing a syndication that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent reasonably practical and appropriate, the Company’s existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management and certain non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, ratings (but not specific ratings) for the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, prior to commencement of syndication of the Credit Facilities, (e) the hosting, with the Arrangers, of one meeting (and, if requested, a reasonable number of additional meetings to be agreed) of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meeting), and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you (and your using commercially

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reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries) being offered, placed or arranged (other than the Credit Facilities) without the consent of the Arrangers if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the compliance with this paragraph (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and Company to provide) to us all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege that may be asserted by, you, the Company or any of your respective affiliates.

You hereby acknowledge that (a) the Arrangers will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you and your affiliates, the Company or its subsidiaries or your or their respective securities that do not wish to receive material information with respect to you or your affiliates, the Company or its subsidiaries or your or their securities that is not of a type that would be publicly disclosed in a public offering of the Borrower’s or the Company’s or one of its subsidiaries’ securities (“MNPI”)) (any such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

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At the reasonable request of any Arranger, you agree to assist (and to use commercially reasonable efforts to cause the Sponsor and Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, the Borrower or, at the Borrower’s option, the Company, shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the Credit Facilities) and exculpate you, the Sponsor, the Company and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Arrangers (or any other agent) to any Lender in connection with the Credit Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by any Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, and (c) drafts and final versions of the First Lien Facilities Documentation and Second Lien Facility Documentation (collectively, the “Facilities Documentation”). If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent (such consent not to be unreasonably withheld, conditioned or delayed). You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4.	Information.

You hereby represent and warrant that, (a) to the best of your knowledge as to the Company and its subsidiaries and businesses, all written information and written data (other than the Projections and other than information of a general economic or industry specific nature, the

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“Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise expressly agreed in writing.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Arrangers to perform the services described herein are subject solely to the conditions set forth in Exhibit D hereto and the conditions in the next succeeding paragraph and, upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur.

In addition, the commitments of the Initial Lenders hereunder are subject to the following conditions: (a) the execution and delivery of the Facilities Documentation, consistent with the Commitment Letter, the applicable Term Sheet and Fee Letter and otherwise mutually agreed to be customary and appropriate for transactions of this type as described in the “Documentation”

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paragraph contained in Exhibit B hereto with respect to the First Lien Facilities Documentation, and the “Documentation” paragraph contained in Exhibit C hereto with respect to the Second Lien Facility Documentation, in each case subject to the Conditionality Provision (as defined below); and (b) delivery of customary borrowing requests, customary legal opinions, customary evidence of authorization, customary officers’ incumbency certificates, customary good standing certificates (to the extent available) and solvency certificates in the form attached hereto as Exhibit E.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6 and in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (x) execution and delivery of a customary guaranty (in the case of Guarantors) and personal property security agreement (in the case of the Borrower and all Guarantors) and (y) the pledge and perfection of the security interests in equity securities of the Borrower and its domestic subsidiaries (to the extent required under the terms of Exhibit B or C hereto, as applicable) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, intellectual property filings with the United States Patent and Trademark Office and United States Copyright Office or the delivery of stock certificates) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date or such later date as may be agreed by the applicable Administrative Agent, in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability and no violation of, or conflict with organizational documents of the Borrower and the Guarantors or with law in any material respect, in each case, related to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the solvency definitions set forth in Exhibit E hereto), status of the Credit Facilities as “senior debt”, Federal Reserve margin regulations, the Investment Company Act, FCPA, OFAC and PATRIOT Act and, subject to the provisions of this paragraph and permitted liens, creation, validity, perfection and first priority or second priority (as applicable) of security interests in the

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Collateral. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, controlling persons, agents and representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any action, claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letter, the Merger Agreement, the Transactions, the Credit Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and invoiced out-of pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected Indemnified Person in each applicable jurisdiction)) and other reasonable and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, representatives or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets or the Fee Letter in connection with a claim brought by you (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under any Credit Facility) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time for all reasonable and invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one firm of primary counsel for all such Commitment Parties, taken as a whole, and a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter,

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the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The Commitment Parties shall use their reasonable best efforts to provide weekly updates on fees, disbursements and other charges of their primary counsel.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, representatives or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) neither you nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the second immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge

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that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with this Commitment Letter or the transactions contemplated hereby or the

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process leading hereto or thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacity as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Sponsor, and to your and any of the Sponsor’s respective officers, directors, agents, employees, managers, attorneys, accountants, advisors, controlling persons or equity holders (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (v) below) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis, (ii) you may disclose the existence of this Commitment Letter and the contents thereof (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public release or filing (including any proxy or information statement) relating to the Transactions, (iii) you may disclose this Commitment Letter, Term Sheets and other exhibits and annexes to this Commitment Letter, and the contents thereof, to potential Lenders (but not the Fee Letter) and you may disclose the Term Sheets to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public release or filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, pricing caps, flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition

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and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and related matters and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority of such Commitment Party), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its respective affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Sponsor, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party or affiliate from a third party that is not, to such Commitment Party’s or such affiliate’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” or similar defense in connection with any proceeding, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you, (j) to market data collectors and service providers providing services in connection with the syndication or administration of the Credit Facilities or (k) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on terms at least substantially as restrictive as those set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and (y) no such disclosure pursuant to clause (g) shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate

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automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate 18 months from the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Company (it being understood and agreed that if the Acquisition does not occur on the Closing Date such assignment shall be null and void, as provided below), (ii) by you to another newly formed shell entity organized and existing under the laws of a State of the United States which is and will be controlled by the Sponsor and after giving effect to the Transactions shall directly or through a wholly owned subsidiary organized and existing under the laws of a State of the United States wholly own the Company or be the successor to the Company or (iii) by any Commitment Party, to any affiliate of such Commitment Party or in connection with the syndication pursuant to the terms of Section 3 above (it being understood that no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable portion of the Credit Facilities on the Closing Date) in connection with any any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding under the Credit Facilities on the Closing Date has occurred), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder (and each Commitment Party shall be liable for the actions or inactions of any of its affiliates or branches so employed in such capacity). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT

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LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect (as defined in Exhibit D hereto) (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Merger Agreement Representations and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of North Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Credit Facilities and the commitments provided hereunder are subject solely to the conditions precedent set forth or referred to in Section 6 hereof, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the

14

Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation, reimbursement, jurisdiction, governing law, venue, waiver of jury trial, syndication, absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder to the extent covered thereby.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Arrangers on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 8:00 a.m., New York City time, on August 4, 2014. The Initial Lenders’ commitments and the obligations of the Arrangers hereunder will expire at such time in the event that the Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earlier of (i) the consummation of the Acquisition with or without the funding of the Credit Facilities, (ii) the termination of the Merger Agreement prior to the closing of the Acquisition and (iii) January 2, 2015 (such earlier time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter Christensen
	Name:	Peter Christensen
	Title:	Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Jack D. Smith
	Name:	Jack D. Smith
	Title:	Managing Director

[Signature page to Project Pioneer Commitment Letter]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Everett W. Currier
	Name:	Everett W. Currier
	Title:	Managing Director

[Signature page to Project Pioneer Commitment Letter]

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Lee McCrary
	Name:	Lee McCrary
	Title:	Managing Director

SUNTRUST BANK

By:	/s/ K. David Dutton
	Name:	K. David Dutton
	Title:	Vice President

[Signature page to Project Pioneer Commitment Letter]

Accepted and agreed to as of
the date first above written:

PIONEER PARENT INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

PIONEER MERGER SUB, INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

[Signature page to Project Pioneer Commitment Letter]

EXHIBIT A

Project Pioneer

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Sponsor intends to consummate the Acquisition pursuant to the Merger Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a) The Sponsor will directly or indirectly make or cause to be made an equity contribution (which may include rollover equity of existing shareholders (including management) of the Company) to Holdings in the form of common equity which amounts Holdings will contribute to Newco in the form of common equity (the “Equity Contribution”). The aggregate amount of the Equity Contribution will equal at least 27.5% of the total pro forma consolidated debt and equity capitalization of Newco and its subsidiaries on the Closing Date after giving effect to the Transactions.

(b) Pursuant to the agreement and plan of merger (together with all exhibits and schedules thereto, collectively, the “Merger Agreement”) entered into between Holdings, Newco and the Company on August 4, 2014, Newco will consummate the Acquisition and, if applicable the other transactions described therein or related thereto.

(c) Newco or the Company will obtain $390.0 million first lien senior secured credit facilities (the “First Lien Facilities”) comprised of (i) a $290.0 million term loan facility and (ii) a $100.0 million revolving credit facility, each as described in Exhibit B to the Commitment Letter.

(e) Newco or the Company will obtain a $150.0 million second lien senior secured term loan facility, as described in Exhibit C to the Commitment Letter (the “Second Lien Facility” and, together with the First Lien Facilities, the “Credit Facilities”).

(f) All existing third party indebtedness for borrowed money of the Company and its subsidiaries (other than certain indebtedness, if any, that the Arrangers and Newco reasonably agree may remain outstanding after the Closing Date) will be refinanced or repaid (the “Refinancing”).

A-1

(g) The proceeds of the Equity Contribution and the Credit Facilities will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Pioneer

First Lien Facilities

Summary of Principal Terms and Conditions1

1. PARTIES

Borrower:	Initially, Newco and, following the Acquisition, the Company as the survivor of the merger contemplated thereby (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and

Collateral Agent:	JPMCB will act as sole administrative agent and sole collateral agent (in such capacities, the “First Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender), reasonably acceptable to the Borrower (together with the Initial Lenders, the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and

Bookrunners:	J.P. Morgan, KeyBank and STRH will act as joint lead arrangers and joint bookrunners for the First Lien Facilities and will perform the duties customarily associated with such roles.

Syndication Agents:	KeyBank and SunTrust will act as co-syndication agents for the First Lien Facilities.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

2. TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

A. First Lien Term Facility

Type and Amount:	A senior secured first lien term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $290.0 million (the loans thereunder, the “First Lien Term Loans”).

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is seven years after the Closing Date (the “First Lien Term Maturity Date”) and will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the First Lien Term Facility, with the balance payable on the seventh anniversary of the Closing Date; provided that the First Lien Facilities Documentation (as defined below) shall provide the right for individual First Lien Lenders under the First Lien Term Facility to agree to extend the maturity date of all or a portion of the outstanding First Lien Term Loans (which may include, among other things and to the extent agreed by the Borrower, an increase in the interest rate payable with respect to such extended First Lien Term Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other First Lien Lender; it being understood that each First Lien Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender in such tranche or tranches; provided, further that it is understood that no existing First Lien Lender will have any obligation to commit to any such extension.

Availability:	The First Lien Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings under the First Lien Term Facility will be used by the Borrower on the Closing Date, together with (subject to the limitations set forth below under “Availability”) Revolving Loans funded on the Closing Date (if any), the proceeds from the incurrence of the Second Lien Facility and the proceeds from the Equity Contribution to pay the Acquisition Costs.

B. Revolving Facility

Type and Amount:	A senior secured first lien revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $100.0 million. The loans under the Revolving Facility, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans.”

Final Maturity:	The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date (the “Revolving Termination Date”); provided that the First Lien Facilities Documentation shall provide the right of individual First Lien Lenders to agree to extend the maturity of all or a portion of their Revolving Facility commitments (which may include, among other things and to the extent agreed by the Borrower, an increase in the interest rate payable with respect to such extended Revolving Facility commitments) upon the request of the Borrower and without the consent of any other First Lien Lender; it being understood that each First Lien Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender in such tranche or tranches; provided, further that it is understood that no existing First Lien Lender will have any obligation to commit to any such extension.

Availability:	The Revolving Facility will be made available on and after the Closing Date; provided that on the Closing Date, the Revolving Facility will only be available to finance (a) any OID or upfront fees required to be paid on the Closing Date and any OID or upfront fees as a result of the “flex” provisions of the Fee Letter, (b) issuing new and backstopping of any existing letters of credit and (c) any ordinary course bonus payments due and owing to the employees, officers and/or directors of the Company in connection with the consummation of the Transactions and Acquisition Costs and/or working capital requirements of, with respect to this clause (c), up to an amount to be agreed but not less than $10.0 million. Revolving Loans will be available at any time after the Closing Date and prior to the Revolving Termination Date, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Swingline Loans:	In connection with the Revolving Facility, JPMCB (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in US dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the First Lien Lenders under the Revolving Facility will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any First Lien Lender under the Revolving Facility becomes a Defaulting Lender (as defined below), then the swingline exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders under the Revolving Facility pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitments under the Revolving Facility. In the event such reallocation does not fully cover the exposure of such defaulting First Lien Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of non-defaulting First Lien Lenders under the Revolving Facility.

Letters of Credit:

The full amount of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit. Letters of credit under the Revolving Facility will be issued by JPMCB and/or other First Lien Lenders under the Revolving Facility reasonably acceptable to the Borrower and the First Lien Administrative Agent (such consent not to be unreasonably withheld) who agree to issue letters of credit (each an “Issuing Bank”); provided that JPMCB shall not be required to issue letters of credit in an aggregate amount greater than $25.0 million. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Bank and (b) the fifth business day prior to the Revolving Termination Date; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with Revolving Loans) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The First Lien Lenders under the Revolving Facility will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any First Lien Lender under the Revolving Facility becomes a Defaulting Lender, then the letter of credit exposure of such defaulting First Lien Lender will automatically be reallocated among the non-defaulting First Lien Lenders under the Revolving Facility pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting First Lien Lender does not exceed its commitments under the Revolving Facility. In the event that such reallocation does not fully cover the exposure of such defaulting First Lien Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting First Lien Lenders under the Revolving Facility, unless such “uncovered” exposure is cash collateralized to such Issuing Bank’s reasonable satisfaction.

The face amount of issued but undrawn Letters of Credit shall not constitute “Indebtedness” for the purpose of calculating compliance with the Financial Covenant, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio.

Purpose:	(A)	Subject to the limitations above under “Availability”, proceeds of borrowings under the Revolving Facility on the Closing Date, together with the proceeds of the other Credit Facilities and the proceeds from the Equity Contribution shall be used to pay the Acquisition Costs.

(B)	The letters of credit and proceeds of Revolving Loans (except as set forth above) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments.

Incremental First Lien Facilities:

The First Lien Facilities Documentation will permit the Borrower on one or more occasions to increase any First Lien Term Facility or to add one or more incremental term loan facilities to the First Lien Term Facility (each, an “Incremental First Lien Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”; the Incremental Revolving Increases and together with Incremental First Lien Term Facilities, the “First Lien Incremental Facilities”) in an aggregate principal amount for such increases and incremental facilities not to exceed the greater of (x) $85.0 million (the “Fixed Incremental Amount”) (less any Fixed Incremental Amount utilized under the Second Lien Incremental Facility since the Closing Date) and (y) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such First Lien Incremental Facility (and any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events), the First Lien

Leverage Ratio (as defined below) (for purposes of such First Lien Leverage Ratio incurrence test, (A) any Incremental Notes (as defined below) shall be deemed to be secured by first priority liens whether or not so secured, (B) all Incremental Revolving Increases shall be deemed to be fully drawn and (C) for the avoidance of doubt, the proceeds of such First Lien Incremental Facility shall be disregarded in determining unrestricted cash and cash equivalents) is equal to or less than 3.50:1.00 (the “Ratio First Lien Incremental Amount”); provided that (i) no existing First Lien Lender will be required to participate in any such First Lien Incremental Facility without its consent, (ii) no event of default or default would then exist or exist after giving effect thereto (it being understood that in connection with certain permitted acquisitions, the standard shall be that no payment or bankruptcy event of default would then exist or exist after giving effect thereto), (iii) the representations and warranties shall be true and correct in all material respects (or in all respects, if qualified by materiality); provided that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such First Lien Incremental Facilities (provided that, any such representation that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and in connection with certain permitted acquisitions, the representations and warranties made in connection therewith may be subject to customary SunGard style “certain funds” provisions), (iv) the maturity date of any such Incremental First Lien Term Facility shall be no earlier than the latest maturity date of the then outstanding First Lien Term Facility and the weighted average life of such Incremental First Lien Term Facility shall be not shorter than the then longest remaining weighted average life of the then outstanding First Lien Term Facility, (v) each Incremental Facility will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the First Lien Facilities, (vi) to the extent such Incremental First Lien Term Facility becomes effective prior to the first anniversary of the Closing Date, the interest rate margins and original issue discount or upfront fees (if any), interest rate floors (if any) and amortization schedule applicable to any Incremental First Lien Term Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding customary arrangement fees and commitment fees paid to the arrangers) of any Incremental First Lien Term Facility exceeds the yield on the applicable First Lien Term Facility by more than 50 basis points, the applicable margins for such applicable First Lien Term Facility shall be increased to the extent necessary so that the yield on such applicable First Lien Term Facility is 50 basis points less than the yield on the Incremental First Lien Term Facility; provided that, if the Adjusted LIBOR rate (as defined in Annex I hereto) in respect of such Incremental First Lien Term Facility includes a floor greater than the floor applicable to the analogous existing First Lien Term Facility, such increased amount shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental First Lien Term Facility; (vii) all terms of any Incremental Revolving Increase shall be identical to the terms and pursuant to the exact same documentation of the then-existing Revolving Facility, and (viii) except as set forth with respect to maturity and all-in-yield above, any Incremental First Lien Term Facility shall be on terms and pursuant to documentation to be determined; provided further that to the extent such terms and documentation are not consistent with the First Lien Term Facility (except to the extent permitted above), they shall be reasonably satisfactory to the First Lien Administrative Agent.

The Borrower may seek commitments in respect of the First Lien Incremental Facilities from existing First Lien Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors (other than Disqualified Lenders) who will become First Lien Lenders in connection therewith (“Additional First Lien Lenders”); provided that the First Lien Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional First Lien Lender, if such consent would be required under the heading “Assignments and

Participations” in this Term Sheet for an assignment of loans or commitments, as applicable, to such Additional First Lien Lender; provided further that Swingline Lender and Issuing Banks shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional First Lien Lender, if such consent would be required under the heading “Assignments and Participations” in this Term Sheet for an assignment of loans or commitments, as applicable, to such Additional First Lien Lender.

The First Lien Facilities will permit the Borrower to utilize availability under the First Lien Incremental Facilities to issue notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu basis to the First Lien Term Facility (“Incremental Notes”); provided that such notes (i) do not mature prior to the date that is 91 days after the final stated maturity of, or have a shorter weighted average life than, loans under the existing First Lien Term Facility, (ii) have terms and conditions no more restrictive, when taken as a whole, than those under the First Lien Term Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the First Lien Term Facility), (iii) do not require mandatory prepayments to be made except to the extent required to be applied first pro rata to the First Lien Term Facility and any pari passu secured Incremental Notes, (iv) to the extent secured, shall not be secured by any lien on any asset that does not also secure the existing First Lien Term Facility, or be guaranteed by any person other than the Guarantors, (v) to the extent secured, shall be subject to intercreditor terms reasonably agreed between the Borrower and the First Lien Administrative Agent and (vi) such Incremental Notes shall be deemed for purposes of the First Lien Leverage Ratio incurrence test to be secured by first priority liens whether or not so secured (and, for the avoidance of doubt, for purposes of such First Lien Leverage Ratio incurrence test, the proceeds of such Incremental Notes shall be disregarded in determining unrestricted cash and cash equivalents).

First lien secured leverage ratio (the “First Lien Leverage Ratio”) shall be defined as the ratio of total indebtedness secured by first priority liens (to be defined in a manner to be agreed) less unrestricted cash and cash equivalents to consolidated EBITDA (defined as set forth on Annex II to this Exhibit B).

Refinancing Facilities:

The First Lien Facilities Documentation will permit the Borrower to (a) refinance loans under the First Lien Term Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) under the First Lien Facilities Documentation with the consent of the Borrower, the First Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility, (b) refinance commitments under the Revolving Facility from time to time, in whole or part, with one or more new revolving credit facilities (each, a “Refinancing Revolving Facility” and together with Refinancing Term Facility, the “Refinancing First Lien Facilities”) under the First Lien Facilities Documentation with the consent of the Borrower, the First Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Revolving Facility and (c) refinance loans under the First Lien Term Facility from time to time, in whole or part, with one or more additional series of notes (any such notes, “Refinancing Notes” and together with Refinancing First Lien Facilities, the “Refinancing Debt”), in each case that shall be (A) in the case of the Refinancing Notes, pari passu in right of payment and be either unsecured or secured by the Collateral on a pari passu or junior basis with the First Lien Facilities or (B) in the case of the Refinancing First Lien Facilities, pari passu in right of payment and be secured by the Collateral on a pari passu basis with the First Lien Facilities in each case, if secured by Collateral, which shall be subject to customary intercreditor arrangements reasonably satisfactory to the First Lien Administrative Agent; provided that (i) any Refinancing Debt does not mature earlier than 91 days after the final maturity of the First Lien Facility being refinanced, or in the case of the Refinancing Term Facility or Refinancing Notes, have a shorter weighted average life than, loans under the First Lien Term Facility being refinanced, (ii) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions), (iii) the covenants and events of default contained in such Refinancing First Lien Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) shall not be materially more restrictive (when taken as a whole) on the Borrower and its subsidiaries than those applicable to the First Lien Facility being refinanced (except for covenants or events of default applicable only to periods after the latest final maturity date of the First Lien Facility existing at the time of such refinancing), (iv) there shall be no borrowers or guarantors in respect of any Refinancing Debt that are not the Borrower or a Guarantor, and the borrower with respect to any Refinancing Debt must be the borrower of the debt that is refinanced, (v) if secured, such Refinancing Debt shall not be secured by any assets that do not constitute Collateral for the First Lien Facilities and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the First Lien Facilities Documentation and (v) the proceeds of such Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable First Lien Facility being so refinanced (and, in the case of the Revolving Facility, to permanently reduce the commitments thereunder) and shall not be in an aggregate principal amount greater than the principal amount of the applicable First Lien Facility being refinanced plus any fees, premium and accrued interest associated therewith and costs and expenses related thereto.

3. COLLATERAL

Guarantees:

All obligations of the Borrower under the First Lien Facilities and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a First Lien Lender, the First Lien Administrative Agent or any affiliate of a First Lien Lender or the First Lien Administrative Agent at the time of entering into of such arrangements or, if later, as of the Closing Date (or, if later, who becomes a First Lien Lender or an affiliate thereof within 30 days of the Closing Date) and designated by the Borrower as “Hedging/Cash Management Obligations” (“Hedging /Cash Management

Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first lien basis by Holdings and each existing and subsequently acquired or organized direct or indirect restricted subsidiary of the Borrower formed under the laws of the United States or any state thereof or the District of Columbia (the “Guarantors” and together with the Borrower, the “Credit Parties”); provided that Guarantors shall not include, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date and not in contemplation thereof, in each case, from guaranteeing the First Lien Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received or which would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower and the First Lien Administrative Agent, (d) not-for-profit subsidiaries, if any, (e) foreign subsidiaries of the Borrower, (f) any direct or indirect domestic subsidiary of a foreign subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (g) any domestic restricted subsidiary of the Borrower which has no material assets other than the equity and/or indebtedness of foreign subsidiaries and any other assets incidental thereto (a “FSHCO”) and (h) certain special purpose entities.

Security:

Subject to the limitations set forth below in this section and subject to the Conditionality Provision, the obligation of the Borrower under the First Lien Facilities, the guarantees by the Guarantors thereof and, at the option of the Borrower, the Hedging/Cash Management Arrangements and the guarantees by the Guarantors thereof shall be secured by a perfected first priority security interest in all of the Credit Parties’ tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of the Credit Parties’ direct subsidiaries including the Borrower) (collectively, the “Collateral”), in each case, excluding the Excluded Assets.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests; (ii) motor vehicles and other assets subject to certificates of title; (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (“UCC”), only so long as the Borrower has used commercially reasonable efforts to obtain any such consent; (v) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower; (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Credit Party), in each case, after giving effect to the applicable anti-assignment provisions of the UCC other than proceeds and receivables thereof, only so long as the applicable provision giving rise to such violation or invalidity or such right of termination was not incurred in anticipation of the Credit Facilities; (vii) those assets as to which the First Lien Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the First Lien Lenders of the security to be afforded thereby; (viii) in excess of 65% of the voting capital stock of (A) any CFC, or (B) any FSHCO; (ix) any of the capital stock of subsidiaries not owned directly by a Credit Party; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, only so long as the Borrower has used commercially reasonable efforts to obtain any such license franchise, charter or authorization; (xi) “intent-to-use” trademark applications; (xii) (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts, (d) fiduciary or trust accounts and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account, (xiii) letter of credit rights (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (xiv) any commercial tort claim with a value not in excess of an amount to be mutually agreed upon and (xv) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xv) are, collectively, the “Excluded Assets”). In addition, no actions in any non-U.S. jurisdiction shall be required in order to create any security interests or perfect any such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any foreign jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the First Lien Facilities Documentation. The liens securing the First Lien Facilities and any permitted refinancing thereof will be senior in priority to the liens securing the Second Lien Facility and any permitted refinancing thereof. The priority of the security interests and related creditor rights between the First Lien Facilities and the Second Lien Facility will be set forth in an intercreditor agreement on terms and conditions customary for transactions of this type to be agreed (the “Intercreditor Agreement”). None of the Collateral shall be subject to other pledges, security interests or mortgages (except the Second Lien Facility and permitted liens and other exceptions and baskets to be set forth in the First Lien Facilities Documentation).

4. CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Mandatory Prepayments:	Revolving Facility: None, subject to prepayment requirements if utilization under the Revolving Facility exceeds the commitments thereunder.

First Lien Term Facility: Mandatory prepayments of the First Lien Term Facility shall be required from:

(A)	commencing with the fiscal year of the Borrower ending June 30, 2015, 50% of excess cash flow (but, with respect to the fiscal year ending June 30, 2015, excess cash flow shall be calculated only with respect to the full fiscal quarters ending after the Closing Date), with step-downs to 25% upon achievement of a First Lien Leverage Ratio equal to or less than 3.00:1.00 but greater than 2.50:1.00 and to 0% upon achievement of a First Lien Leverage Ratio equal to or less than 2.50:1.00; provided that, in any fiscal year, any voluntary prepayments of loans under the First Lien Term Facility and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of long term indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B)

100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments in persons that become restricted subsidiaries as a result of such investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the First Lien Facilities Documentation; and

(C)	100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the First Lien Facilities Documentation except for any Refinancing Debt).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the First Lien Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, to the next scheduled installments of principal of the First Lien Term Facility in direct order of maturity.

Any First Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment under clause (A) or (B) (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender (“Declined Amounts”) shall be applied to prepay Second Lien Loans (and if declined by Second Lien Lenders, may thereafter be retained by the Borrower).

Voluntary Prepayments:	The First Lien Facilities and the First Lien Incremental Facilities may be prepaid, in whole or in part, upon written notice, and commitments may be reduced, in whole or in part, upon written notice, in each case at the option of the Borrower, without premium or penalty (except as set forth below), in minimum amounts to be agreed, at any time upon one business day’s (or, in the case of a prepayment of Adjusted LIBOR borrowings, three business days’) prior notice, subject to reimbursement of the First Lien Lenders’ breakage and redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the First Lien Term Facility and any Incremental First Lien Term Facility will be applied to the remaining amortization payments under the First Lien Term Facility and Incremental First Lien Term Facility, as applicable, and may be applied to either the First Lien Term Facility or any Incremental First Lien Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Prepayment Premium:	In the event that a Repricing Event occurs on or prior to the date that is six-months after the Closing Date, a 1.00% prepayment premium shall be paid on the principal amount prepaid, repaid, converted, assigned or subject to an amendment.

“Repricing Event” shall mean (i) any prepayment or repayment of the First Lien Term Loans, in whole or in part, with the proceeds of, or conversion of any portion of the First Lien Term Loans into, any new or replacement tranche of term loans or debt securities bearing interest with an “effective yield” (taking into account, for example, interest rate spreads and interest rate benchmark floors, but excluding the effect of any arrangement, structuring, syndication, upfront or other fees payable in connection therewith) less than the “effective yield” applicable to such portion of the First Lien Term Loans (as such comparative yields are determined in the reasonable judgment of the First Lien Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans or debt securities incurred in connection with a change of control and (ii) any amendment to the First Lien Term Facility which reduces the “effective yield” applicable to the First Lien Term Loans.

If on or prior to the date that is six-months after the Closing Date, any First Lien Lender is forced to assign its loans under the First Lien Term Facility following the failure of such First Lien Lender to consent to an amendment of the definitive documentation for the First Lien Term Facility that would have the effect of reducing the “effective yield” applicable to such loans, such First Lien Lender shall be paid a 1.00% fee on the principal amount of the First Lien Term Loans so assigned.

5. DOCUMENTATION

Documentation:	The definitive documentation for the First Lien Facilities (the “First Lien Facilities Documentation”) shall be consistent with Exhibit B and, for the avoidance of doubt, shall contain only those representations, warranties, covenants and events of default expressly set forth in this Term Sheet (subject to the “flex” provisions of the Fee Letter), together with customary loan document provisions and other terms and provisions to be mutually agreed upon, subject to the Conditionality Provision (it being understood and agreed that the only conditions to the funding of the First Lien Facilities are the conditions set forth in Section 6 of the Commitment Letter and in Exhibit D attached hereto), and to the extent such terms are not expressly set forth herein, such terms will be negotiated in good faith and be usual for facilities and transactions of this type as may be reasonably agreed by the Arrangers, the First Lien Lenders and the Borrower.

Representations and Warranties:	To be applicable to Holdings, the Borrower and its restricted subsidiaries, and usual and customary for transactions of this type (with materiality thresholds, baskets and other exceptions and qualifications to be reasonably agreed) and to be limited to: organizational status and good standing; power and authority, execution, delivery and enforceability of First Lien Facilities Documentation; with respect to First Lien Facilities Documentation, no violation of, or conflict with, law, organizational documents or contractual obligations; compliance with law; litigation; margin regulations; governmental approvals with respect to the First Lien Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); absence of undisclosed liabilities; no material adverse change; no default; taxes; ERISA; subsidiaries; intellectual property; environmental laws; labor matters; use of proceeds; ownership of properties and liens; creation, validity, perfection and priority of security interests (subject to the Conditionality Provision); OFAC, Patriot Act, FCPA, anti-terrorism laws and other related matters; consolidated Closing Date solvency of the Borrower and its restricted subsidiaries; status of First Lien Facilities as senior debt.

Conditions to Initial Borrowing:	The availability of the initial borrowing under the First Lien Facilities on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter and in Exhibit D to the Commitment Letter, subject to the Conditionality Provision.

Conditions to All Borrowings:	After the Closing Date, the making of each extension of credit and the issuance of each Letter of Credit shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (or in all respects, if qualified by materiality); provided that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality) and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit or issuance.

Affirmative Covenants:	To be applicable to Holdings, the Borrower and its restricted subsidiaries, and usual and customary for transactions of this type (with materiality thresholds, baskets and other exceptions and qualifications to be reasonably agreed) and to be limited to: delivery of financial statements, reports, accountants’ letters, annual budget, management discussion and analysis, officers’ certificates and other information reasonably requested by the First Lien Lenders; payment of material taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance (subject to casualty, condemnation and normal wear and tear); maintenance of books and records; inspection rights (subject to limitations to be agreed on frequency and expense reimbursement); notices of defaults, litigation, ERISA and other material events; compliance with environmental laws; ERISA; further assurances (including, without limitation, with respect to security interests in after-acquired property); quarterly conference calls with Lenders; use of proceeds; changes in lines of business; commercially reasonable efforts to maintain monitored public corporate family/corporate credit ratings (but not to maintain a specific rating); OFAC/FCPA.

Financial Covenant:	First Lien Term Facility: None

Revolving Facility: Limited to a maximum secured leverage ratio (the “Secured Leverage Ratio”), defined as the ratio of total secured indebtedness (to be defined in a manner to be agreed) less unrestricted cash and cash equivalents to consolidated EBITDA (defined as set forth on Annex II to this Exhibit B), of 7.50 to 1.00, as of the last day of each fiscal quarter (which covenant shall step down to 6:00 to 1.00 for each fiscal quarter ending after the date that is two years following the Closing Date) (the “Financial Covenant”).

The Financial Covenant will be tested quarterly commencing at the end of the first full fiscal quarter after the Closing Date, but only with respect to those quarters at the end of which (A) the sum of (x) the total principal amount of all outstanding Revolving Loans and drawings on Letters of Credit that have not been reimbursed plus (y) the face amount of all non-cash collateralized Letters of Credit in excess of $20,000,000 exceeds (B) 27.5% of the Revolving Facility.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the First Lien Administrative Agent) made to the Borrower after a time to be agreed and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than five Specified Equity Contributions may be made during the term of the Revolving Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the First Lien Facilities Documentation and (d) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter in which such Specified Equity Contribution is made. The First Lien Facilities Documentation will provide that if a notice of Specified Equity Contribution is delivered before or within 10 days after the date on which such financial statement were due, the First Lien Lenders will not accelerate the loans or exercise remedies against the Collateral on the basis of an Event of Default that would be cured by the Specified Equity Contribution unless and until a breach of the Financial Covenant is not cured by the Specified Equity Contribution on or prior to the date that is 10 days after the date such financial statements were due; provided that no extension of credit or issuance or extension of a letter of credit shall be required to be made under the Revolving Facility during such period.

Negative Covenants:

To be applicable to the Borrower and its restricted subsidiaries, and usual and customary for transactions of this type (with materiality thresholds, baskets and other exceptions and qualifications to be reasonably agreed) and to be limited to: indebtedness (including guarantee obligations but permitting (i) up to $200 million of unsecured surety obligations and (ii) the incurrence of unsecured and/or subordinated debt in an amount that, after giving pro forma effect to the incurrence thereof, would not result in the ratio of total indebtedness to consolidated EBITDA (the “Total Leverage Ratio”) exceeding 5.50:1.00); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; prepayments and modifications of subordinated, junior lien and other material debt instruments; transactions with affiliates; sale-leasebacks (to be no more restrictive than those permitted under the Company’s existing credit facilities); changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; amendments to the Merger Agreement, organizational documents and other transaction and material debt documents; accounting changes and use of proceeds (OFAC/FCPA).

For the avoidance of doubt, payments in respect of appraisal rights of dissenting shares arising in connection with the Acquisition shall be permitted under the First Lien Facilities Documentation.

Holdings will not engage in any operating activities other than the issuance of qualified equity or incurrence of unsecured indebtedness not guaranteed by the Borrower or any of its subsidiaries and that matures later than the First Lien Term Maturity Date and will be subject to a customary passive holdings covenant in the First Lien Facilities Documentation.

The First Lien Facilities Documentation will include provisions for the availability of an amount (the “Available Amount”), which will be equal to the sum of (w) $25.0 million plus (x) the amount of excess cash flow, commencing with respect to the fiscal year 2015 of the Borrower (but, with respect to the fiscal year ending June 30, 2015, excess cash flow shall be calculated to include only the full fiscal quarters ending after the Closing Date), that is not required to be applied to the repayment of the First Lien Term Facility, plus (y) the amount of net cash proceeds of equity investments in Borrower and that consist of common equity or other qualified equity (and excluding Specified Equity Contributions), plus (z) the amount of cash distribution returns on permitted investments made with the Available Amount. The Available Amount may be used, without duplication and subject to (x) the absence of any continuing default or event of default and (y) a maximum Total Leverage Ratio (after giving pro forma effect to any such investment, restricted payments, prepayments or redemptions, as applicable) of 5.50 to 1.00, for purposes of making investments, for restricted payments and for prepayments or redemptions of any junior debt.

Unrestricted Subsidiaries:	The First Lien Facilities Documentation will contain provisions pursuant to which, subject to limitations to be agreed (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary”[2] and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as no event of default or default would then exist or exist after giving effect thereto, it being understood that (x) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and (y) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant (other than in each case OFAC, FCPA and related matters) or event of default provisions of the First Lien Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or covenant contained in the First Lien Facilities Documentation. No subsidiary may be designated as an “unrestricted subsidiary” or subsequently re-designated as a restricted subsidiary unless it is simultaneously so designated or re-designated, as applicable, under the Second Lien Facility. The First Lien Facilities Documentation will permit the Borrower and its restricted subsidiaries to make investments in unrestricted subsidiaries in an aggregate amount not to exceed $15,000,000 during the term of the First Lien Facilities.

Events of Default:	To be applicable to Holdings, the Borrower and its restricted subsidiaries only, and usual and customary for transactions of this type (with materiality thresholds, baskets and other exceptions and qualifications and grace periods to be reasonably agreed) and to be limited to: nonpayment of principal when due; nonpayment of interest

[2]	Klondyke Construction LLC, Elemental Energy, Inc. and Pine Valley Power, Inc. to be designated as “unrestricted subsidiaries” on the Closing Date.

or other amounts after a grace period to be agreed; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of Holdings, the Borrower or any material subsidiary (with a 60-day grace period for involuntary bankruptcy or insolvency events); material monetary judgments; ERISA events; actual or asserted invalidity of the Intercreditor Agreement, material guarantees, liens or security documents or non-perfection of any material security interest; changes in the passive holding company status of Holdings and change of control (the definition of which to be agreed). Notwithstanding anything to the contrary, a breach of the Financial Covenant will not constitute an Event of Default for purposes of the First Lien Term Facility or any other facility other than the Revolving Facility, and the First Lien Lenders under the First Lien Term Facility (or any other facility other than the Revolving Facility) will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenant until the date, if any, on which the commitments under the Revolving Facility have been terminated and the loans under the Revolving Facility have been accelerated as a result of such breach.

Voting:

Amendments and waivers of the First Lien Facilities Documentation will require the approval of First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities (the “Required First Lien Lenders”), except that (i) the consent of each First Lien Lender directly and adversely affected thereby shall also be required with respect to: (A) increases in or extensions of the commitment of such First Lien Lender, (B) reductions of principal, interest, premium or fees (but not by virtue of a default waiver, waiver of default interest or change to a financial ratio), (C) extensions of scheduled amortization payments or final maturity or the date of payment of interest or fees and (D) changes in the “waterfall”, (ii) the consent of 100% of the First Lien Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the

Guarantors or releases of all or substantially all of the value of the Collateral (other than in connection with permitted asset sales); provided that any amendment or waiver which affects solely the Financial Covenant (and related definitions in respect of the Financial Covenant and other related provisions) may be effected with the consent of the First Lien Lenders holding more than 50% of the advances and commitments under the Revolving Facility (the “Required Revolving Lenders”) without the consent of the First Lien Lenders under the First Lien Term Facility (and, for the avoidance of doubt, only the First Lien Lenders under the Revolving Facility shall have the right to consent to any such amendments or waivers) and (iii) customary protections for the First Lien Administrative Agent, the Swingline Lender and the Issuing Banks will be provided. Defaulting Lenders shall not be included in the calculation of Required First Lien Lenders.

The First Lien Facilities Documentation shall contain customary provisions for replacing (x) Defaulting Lenders and (y) non-consenting First Lien Lenders in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly affected thereby so long as Required First Lien Lenders or the Required Revolving Lenders, as applicable, shall have consented thereto.

The First Lien Facilities Documentation will permit amendments thereof without the approval or consent of the First Lien Lenders to effect a permitted “repricing transaction” other than any First Lien Lender holding loans subject to such “repricing transaction” that will continue as a First Lien Lender in respect of the repriced tranche of the loans.

The First Lien Facilities Documentation will permit amendments thereof without the approval or consent of the First Lien Lenders to effect extensions of the maturity of loans under the First Lien Facilities, in each case as further described above.

In addition, if the First Lien Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the First Lien Facilities Documentation, then the First Lien

Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required First Lien Lenders to the First Lien Administrative Agent within 5 business days following receipt of notice thereof.

Cost and Yield Protection:	The First Lien Facilities Documentation shall contain customary provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the First Lien Lenders for “breakage costs” actually incurred in connection with, among other things, any prepayment of a Adjusted LIBOR borrowings on a day other than the last day of an interest period with respect thereto.

Assignments and Participations:

After the Closing Date, the First Lien Lenders will be permitted to assign (except to Disqualified Lenders that have been identified to all First Lien Lenders) loans and/or commitments under the First Lien Facilities with the consent of the Borrower and the First Lien Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) if such assignment is an assignment to another First Lien Lender (or First Lien Lender under the Revolving Facility, in the case of assignments under the Revolving Facility) or, in the case of the assignments under the First Lien Term Facility only, an affiliate of a First Lien Lender or an approved fund and (B) no consent of the First Lien Administrative Agent shall be required with respect to assignment of any First Lien Term Loans, if such assignment is an assignment to another First Lien Lender, an affiliate of a First Lien Lender or an approved fund. Each assignment (other than to another First Lien Lender, an affiliate of a First Lien Lender or an approved fund) will be in an amount of an integral multiple of $1 million with respect to the First Lien Term Facility and $5 million with respect to the Revolving Facility (or lesser amounts, if agreed between the Borrower and the First Lien Administrative Agent) or, if less, all of such First Lien Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation. The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

The First Lien Lenders will be permitted to sell participations (except to Disqualified Lenders that have been identified to all First Lien Lenders) in loans and commitments under the First Lien Facilities. Voting rights of participants shall be limited to matters set forth under causes (i) and (ii) of “Voting” above. Pledges of loans in accordance with applicable law shall be permitted.

In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with open market purchases by Holdings or the Borrower in an amount to be agreed and loan buy-back or similar programs on terms to be mutually agreed.

Assignments of loans under the First Lien Term Facility to the Sponsor and its affiliates (other than Holdings, the Borrower and its subsidiaries (each an “Affiliated Borrower Lender”)) (the Sponsor and its affiliates, other than any Affiliated Borrower Lender, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders (other than Debt Fund Affiliates (as defined below)) will not receive information provided solely to First Lien Lenders by the First Lien Administrative Agent or any First Lien Lender and will not be permitted to attend/participate in meetings not attended by the Borrower or to challenge the First Lien Administrative Agent’s or the First Lien Lenders’ attorney client privilege;

(ii) for purposes of any amendment, waiver or modification of the First Lien Facilities Documentation or any plan of reorganization that in either case does not require the consent of each First Lien Lender or each affected First Lien Lender or does not adversely affect such Affiliated Lender (other than Debt Fund Affiliates) in any material respect as compared to other First Lien Lenders, Affiliated Lenders (other than Debt Fund Affiliates) will be deemed to have voted in the same proportion as non-affiliated First Lien Lenders voting on such matter; provided that Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the “required lenders” have consented to any amendment or waiver.

(iii) Affiliated Lenders (other than Debt Fund Affiliates) shall make a “no undisclosed information” representation and warranty at the time of any such purchase;

(iv) Affiliated Lenders (other than Debt Fund Affiliates) shall not make or bring any claim, in their capacity as First Lien Lenders, against the First Lien Administrative Agent; and

(v) the amount of First Lien Term Loans purchased by Affiliated Lenders (excluding Debt Fund Affiliates) may not exceed 20% of the outstanding principal amount of such loans, calculated as of the date of such purchase.

So long as no default or event of default has occurred and is continuing and no proceeds of loans under the Revolving Facility are utilized to fund such purchases, assignments of First Lien Term Loans to an Affiliated Borrower Lender shall be permitted (a)(i) as open market purchases not to exceed an amount to be agreed or (ii) so long as any offer to purchase or take by assignment any First Lien Term

Loans by an Affiliated Borrower Lender shall have been made to all First Lien Lenders under the First Lien Term Facility on a pro rata basis (with customary buyback mechanics to be agreed) and (b) so long as such Affiliated Borrower Lender makes a “no undisclosed information” representation and warranty at the time of any such assignment. The loans purchased by any Affiliated Borrower Lender shall be immediately cancelled.

“Debt Fund Affiliates” means any affiliate of the Sponsor that is a bona fide diversified debt fund primarily engaged in, or advising funds or other investment vehicles that are engaged in making, purchasing or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle that are independent of their duties to the equity holders of Holdings.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and invoiced out-of-pocket expenses of the First Lien Administrative Agent and the Commitment Parties (without duplication) in connection with the syndication of the First Lien Facilities and the preparation, execution, delivery, administration, amendment, waiver or modification (including proposed amendments, waivers and modifications) and enforcement of the First Lien Facilities Documentation (including the reasonable and invoiced fees, disbursements and other charges of one firm of counsel and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the First Lien Administrative Agent and the Commitment Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the First Lien Administrative Agent or any Commitment Party informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and a single local counsel for such affected First Lien Administrative Agent or Commitment Party in each applicable jurisdiction)).

The Borrower will indemnify the Commitment Parties and the First Lien Lenders and hold them harmless from and against all reasonable and invoiced out-of-pocket costs,

expenses (including reasonable fees, disbursements and other charges of one firm of counsel and one firm of local counsel in each appropriate jurisdiction (which may include a single counsel acting in multiple jurisdictions) for all Commitment Parties and First Lien Lenders) and liabilities of the Commitment Parties and the First Lien Lenders arising out of or relating to any claim or any litigation or other proceeding, (regardless of whether the Commitment Parties or any First Lien Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected indemnified person); provided that none of the Commitment Parties or any First Lien Lender will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, a material breach of the First Lien Facilities Documentation by any such persons in connection with a claim brought by Holdings, the Borrower or its affiliates or disputes between and among indemnified persons not involving an act or omission by Holdings, the Borrower or its affiliates (other than disputes involving claims against the First Lien Administrative Agent or any arranger or person with another titled capacity or similar role in its capacity as such).

Governing Law and Forum:	New York, except as to real estate and certain other collateral documents required to be governed by local law.

Counsel to the First Lien

Administrative Agent and the

Arrangers:	Simpson Thacher & Bartlett LLP

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the First Lien Facilities will be as follows:

First Lien Term Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 3.50% or ABR plus 2.50%.

Revolving Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 3.25% or, ABR plus 2.25%.

All swingline loans will be ABR loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant First Lien Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the First Lien Administrative Agent as its “prime rate,” (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserve requirements for eurodollar deposits for an interest period of three months, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

With respect to the First Lien Term Facility, there shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to

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adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum ABR of 2.00% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the First Lien Lenders under the Revolving Facility pro rata in accordance with the amount of each such First Lien Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% upon the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee of 0.50% per annum (with a step-down to 0.375% upon achievement of a First Lien Leverage Ratio equal to or less than 2.50:1.00) on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the First Lien Lenders under the Revolving Facility (other than the Swingline Lender in its capacity as such with respect to the swingline commitment) pro rata in accordance with the amount of each such First Lien Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

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ANNEX II to

EXHIBIT B

“EBITDA” means, with respect to any person, for any period, consolidated net income of such person and its restricted subsidiaries3 for such period, plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) consolidated interest expense (net of interest income) for such period, (ii) consolidated income tax expense for such period (including any franchise taxes imposed in lieu of income taxes and any income taxes that would be payable if the entity were to become a taxable entity for purposes of federal, state or local income taxes), (iii) all amounts attributable to depreciation and amortization for such period, (iv) amortization of intangibles (including but not limited to, goodwill), capitalized consulting fees and organization costs, (v) any non-cash charges, expenses or losses (including, but not limited to, non-cash rent expense, impairment or write-offs of goodwill or other intangible assets, restructuring charges, and amortized or unamortized fees or expenses associated with the prepayment by the Borrower of outstanding indebtedness under its existing credit facility) of such person or any of its restricted subsidiaries for such period (excluding any such charge, expense or loss incurred that constitutes an accrual of or a reserve for cash items for any future period or an amortization of a prepaid cash item paid in a prior period or writeoff or writedown of reserves with respect to current assets); provided, however, that cash payments made in such period or in any future period in respect of such non-cash items (excluding any non-cash items to the extent representing an accrual for a future cash expenditure) shall be subtracted from consolidated net income in calculating EBITDA in the period when such payments are made, (vi) any extraordinary, unusual, or non-recurring cash charges or expenses for such period (including restructuring charges and severance, retention bonuses or other similar one-time compensation payments made to employees of such person or any of its restricted subsidiaries or made in connection with any permitted acquisition), (vii) stock-option or employee benefits-based and other equity-based compensation (including deferred compensation) expenses for such period, (viii) transaction fees and expenses in connection with the Transactions for such period, (ix) transaction fees, costs and expenses incurred during such period in connection with any investment (including any permitted acquisition) or issuance of equity interests, in each case, to the extent permitted under the First Lien Facilities Documentation and whether or not such investment, issuance of equity interests or acquisition shall have been consummated, (x) losses to the extent reimbursable by third parties in connection with any permitted acquisition; provided that the Borrower expects in good faith to receive reimbursement for such loss within the next six fiscal quarters; provided, however, that if the First Lien Administrative Agent, acting reasonably, determines in such period or the immediately succeeding period that such losses, or any portion thereof (which, in each case, were included in EBITDA in such period or such immediately preceding period pursuant to this clause (x)), are no longer reimbursable or are not likely to be reimbursed, then such losses, or any portion thereof, shall be subtracted from consolidated net income in calculating EBITDA in each such applicable period, (xi) unrealized losses in respect of hedging obligations during such period, (xii) any loss or expense during such period from discontinued operations or any loss or expense incurred in connection with the

[3]	Subsidiaries of the Company designated as Unrestricted Subsidiaries upon effectiveness of the Acquisition shall be deemed “Unrestricted Subsidiaries” for periods prior to the Acquisition.

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disposal of discontinued operations in accordance with GAAP (or if not in accordance with GAAP as otherwise reasonably acceptable to the First Lien Administrative Agent), (xiii) management or advisory fees paid to the Sponsor during such period, (xiv) fees, costs and expenses incurred under the Facilities Documentation for such period, (xv) expenses during such period in connection with the settlement of any litigation or claim involving Holdings or its restricted subsidiaries during such period in an aggregate amount equal to the sum of (A) any such expenses incurred in the ordinary course of business and covered by insurance (including applicable self-insurance programs) as to which the relevant insurance company has not denied coverage plus (B) any such expenses not added back pursuant to clause (vi) of the definition of EBITDA that do not exceed, individually or in the aggregate, $5,000,000 for such period, (xvi) debt discount and debt issuance costs, fees, charges and commissions incurred during such period, in each case incurred in connection with indebtedness permitted to be incurred under the First Lien Facilities Documentation (whether or not such indebtedness has been incurred), (xvii) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments) made during such period to sellers in permitted acquisitions4 and (xviii) the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any established cost reduction program, acquisition or disposition by such person or any restricted subsidiary thereof, in each case net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) a duly completed certificate signed by a responsible officer of the Borrower shall be delivered to the First Lien Administrative Agent certifying that (x) such cost savings, operating expense reductions, operating improvements and synergies are reasonably believed by the Borrower in good faith to be reasonably likely to be realized based on actions taken or to be taken within 12 months of the consummation of such established cost reduction program or such acquisition or disposition, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (xviii) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating EBITDA pursuant to this clause (xviii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies and (E) the aggregate amount of add backs made pursuant to this clause (xviii) shall not exceed an amount equal to 15% of EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xviii)), and minus (b) without duplication, the sum of (i) to the extent included in determining such consolidated net income, any extraordinary, unusual, or non-recurring gains or income and all non-cash items of income or gains for such period, (ii) unrealized gains in respect of hedging obligations during such period and (iii) any gains during such period from discontinued operations or any gains in connection with the disposal of discontinued operations in accordance with GAAP (or if not in accordance

[4]	Acquisitions of the Company consummated prior to the Acquisition (including, without limitation, the acquisition of Red Simpson, Inc.) shall be deemed “permitted acquisitions” for periods following the Acquisition.

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with GAAP as otherwise reasonably acceptable to the First Lien Administrative Agent); provided that to the extent included in consolidated net income, there shall be excluded from EBITDA (1) the effects of adjustments resulting from the application of purchase accounting, including in relation to the Transactions, any investment, acquisition, merger or consolidation that is consummated after the Closing Date or the depreciation, amortization or write-off of any amounts thereof, (2) the cumulative effect of a change in accounting principles during such period and (3) any foreign currency translation gains or losses (including, without limitation, currency remeasurements of indebtedness); provided, further that solely for purposes of calculating the First Lien Leverage Ratio, Secured Leverage Ratio and the Total Leverage Ratio for any period (A) the EBITDA of any acquired entity acquired by the Borrower or any restricted subsidiary pursuant to a permitted acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any indebtedness in connection therewith occurred as of the first day of such period) and (B) the EBITDA of any person or line of business sold or otherwise disposed of by the Borrower or any restricted subsidiary thereof during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any indebtedness in connection therewith occurred as of the first day of such period).

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EXHIBIT C

Project Pioneer

Second Lien Facility

Summary of Principal Terms and Conditions5

1. PARTIES

Borrower:	Same as the First Lien Facilities.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and

Collateral Agent:	KeyBank will act as sole administrative agent and sole collateral agent (in such capacities, the “Second Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender), reasonably acceptable to the Borrower (together with the Initial Lenders, the “Second Lien Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and

Bookrunners:	J.P. Morgan, KeyBank and STRH will act as joint lead arrangers and joint bookrunners for the Second Lien Facility and will perform the duties customarily associated with such roles.

Syndication Agents:	KeyBank and SunTrust will act as co-syndication agents for the Second Lien Facility.

Documentation Agent:	A financial institution or institutions to be designated by the Borrower.

2. SECOND LIEN FACILITY

Type and Amount:	A senior secured second lien term loan facility (the “Second Lien Facility”) in an aggregate principal amount of $150.0 million (the loans thereunder, the “Second Lien Loans”).

[5]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Final Maturity and Amortization:	The Second Lien Facility will mature on the date that is seven-and-a-half years after the Closing Date (the “Second Lien Maturity Date”). The Second Lien Loans shall not have any amortization and the balance of the Second Lien Loans will be repayable on the Second Lien Maturity Date; provided that the Second Lien Facility Documentation (as defined below) shall provide the right for individual Second Lien Lenders to agree to extend the maturity date of all or a portion of the outstanding Second Lien Loans (which may include, among other things and to the extent agreed by the Borrower, an increase in the interest rate payable with respect to such extended Second Lien Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Second Lien Lender; it being understood that each Second Lien Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Second Lien Lender in such tranche or tranches; provided, further that it is understood that no existing Second Lien Lender will have any obligation to commit to any such extension.

Availability:	The Second Lien Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of borrowings under the Second Lien Facility will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the First Lien Facilities and the proceeds from the Equity Contribution, to pay the Acquisition Costs.

Incremental Second Lien Facility:

The Second Lien Facility Documentation will permit the Borrower on one or more occasions to increase any Second Lien Facility or to add one or more incremental term loan facilities to the Second Lien Facility (each, a “Second Lien Incremental Facility”) in an aggregate principal amount for such increases and incremental facilities not to exceed the greater of (x) the Fixed Incremental Amount (as defined in Exhibit B) (less any Fixed Incremental Amount utilized under the First Lien Incremental Facilities since the Closing Date) and (y) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such Second Lien Incremental Facility (and any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events), the Secured Leverage Ratio (as defined in Exhibit B) (for purposes of such Secured Leverage Ratio incurrence test, (A) any Incremental Notes (as defined below) shall be deemed to be secured by liens whether or not so secured and (B) for the avoidance of doubt, the proceeds of such Second Lien Incremental Facility shall be disregarded in determining unrestricted cash and cash equivalents) is equal to or less than 5.25:1.00 (the “Ratio Second Lien Incremental Amount”); provided that (i) no existing Second Lien Lender will be required to participate in any such Second Lien Incremental Facility without its consent, (ii) no event of default or default would then exist or exist after giving effect thereto (it being understood that in connection with certain permitted acquisitions, the standard shall be that no payment or bankruptcy event of default would then exist or exist after giving effect thereto), (iii) the representations and warranties shall be true and correct in all material respects (or in all respects, if qualified by materiality); provided that representations and warranties that are expressly stated to be as of an earlier date shall be accurate in all material respects as of such earlier date (or in all respects, if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Second Lien Incremental Facility (provided that, any such representation that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and in connection with certain permitted acquisitions, the representations and warranties made in connection therewith may be subject to customary SunGard style “certain funds” provisions), (iv) the maturity date of any such Second Lien Incremental Facility shall be no earlier than the latest maturity date of the then outstanding Second Lien Facility and the weighted average life of such Second Lien Incremental Facility shall be not shorter than the then longest remaining weighted average life of the then outstanding Second Lien Facility, (v) each Second Lien Incremental Facility will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Second Lien Facility, (vi) to the extent such Second Lien Incremental Facility becomes effective prior to the first anniversary of the Closing Date, the interest rate margins and original issue discount or upfront fees (if any), interest rate floors (if any) and amortization schedule applicable to any Second Lien Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding customary arrangement fees and commitment fees paid to the arrangers) of any Second Lien Incremental Facility exceeds the yield on the applicable Second Lien Facility by more than 50 basis points, the applicable margins for such applicable Second Lien Facility shall be increased to the extent necessary so that the yield on such applicable Second Lien Facility is 50 basis points less than the yield on the Second Lien Incremental Facility; provided that, if the Adjusted LIBOR rate (as defined in Annex I hereto) in respect of such Second Lien Incremental Facility includes a floor greater than the floor applicable to the analogous existing Second Lien Facility, such increased amount shall be equated to interest rate for purposes of determining the applicable interest rate under such Second Lien Incremental Facility, and (vii) except as set forth with respect to maturity and all-in-yield above, any Second Lien Incremental Facility shall be on terms and pursuant to documentation to be determined; provided further that to the extent such terms and documentation are not consistent with the Second Lien Facility (except to the extent permitted above), they shall be reasonably satisfactory to the Second Lien Administrative Agent.

The Borrower may seek commitments in respect of the Second Lien Incremental Facility from existing Second Lien Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors (other than Disqualified Lenders) who will become Second Lien Lenders in connection therewith (“Additional Second Lien Lenders”); provided that the Second Lien Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Second Lien Lender, if such consent would be required under the heading “Assignments and Participations” in this Term Sheet for an assignment of loans or commitments, as applicable, to such Additional Second Lien Lender.

The Second Lien Facility will permit the Borrower to utilize availability under the Second Lien Incremental Facility to issue notes that are (at the option of the

Borrower) unsecured or secured by the Collateral on a pari passu basis to the Second Lien Facility (“Incremental Notes”); provided that such notes (i) do not mature prior to the date that is 91 days after the final stated maturity of, or have a shorter weighted average life than, loans under the existing Second Lien Facility, (ii) have terms and conditions no more restrictive, when taken as a whole, than those under the Second Lien Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Second Lien Facility), (iii) do not require mandatory prepayments to be made except to the extent required to be applied first pro rata to the Second Lien Facility and any pari passu secured Incremental Notes, (iv) to the extent secured, shall not be secured by any lien on any asset that does not also secure the existing Second Lien Facility, or be guaranteed by any person other than the Guarantors, (v) to the extent secured, shall be subject to intercreditor terms reasonably agreed between the Borrower, the First Lien Administrative Agent and the Second Lien Administrative Agent and (vi) such Incremental Notes shall be deemed for purposes of the Secured Leverage Ratio incurrence test to be secured by liens whether or not so secured (and, for the avoidance of doubt, for purposes of such Secured Leverage Ratio incurrence test, the proceeds of such Incremental Notes shall be disregarded in determining unrestricted cash and cash equivalents).

Refinancing Facilities:

The Second Lien Facility Documentation will permit the Borrower to (a) refinance loans under the Second Lien Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Facility”) under the Second Lien Facility Documentation with the consent of the Borrower, the Second Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility and (b) refinance loans under the Second Lien Facility from time to time, in whole or part, with one or more additional series of notes (any such notes, “Refinancing Notes” and together with Refinancing Facilities, the “Refinancing Debt”), in each case that shall be (A) in the case of the Refinancing Notes, pari passu in right of payment and be either unsecured or secured by the Collateral on a pari passu or junior basis with the Second Lien Facility or (B) in the case of the Refinancing Facilities, pari passu in right of payment and be secured by the

Collateral on a pari passu basis with the Second Lien Facility in each case, if secured by Collateral, which shall be subject to customary intercreditor arrangements reasonably satisfactory to the First Lien Administrative Agent and the Second Lien Administrative Agent; provided that (i) any Refinancing Debt does not mature earlier than 91 days after the final maturity of the Second Lien Facility being refinanced, or in the case of the Refinancing Facility or Refinancing Notes, have a shorter weighted average life than, loans under the Second Lien Facility being refinanced, (ii) any Refinancing Notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sales or change of control provisions), (iii) the covenants and events of default contained in such Refinancing Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) shall not be materially more restrictive (when taken as a whole) on the Borrower and its subsidiaries than those applicable to the Second Lien Facility being refinanced (except for covenants or events of default applicable only to periods after the latest final maturity date of the Second Lien Facility existing at the time of such refinancing), (iv) there shall be no borrowers or guarantors in respect of any Refinancing Debt that are not the Borrower or a Guarantor, and the borrower with respect to any Refinancing Debt must be the borrower of the debt that is refinanced, (v) if secured, such Refinancing Debt shall not be secured by any assets that do not constitute Collateral for the Second Lien Facilities and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Second Lien Facility Documentation and (v) the proceeds of such Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans under the applicable Second Lien Facility being so refinanced and shall not be in an aggregate principal amount greater than the principal amount of the applicable Second Lien Facility being refinanced plus any fees, premium and accrued interest associated therewith and costs and expenses related thereto.

3. COLLATERAL

Guarantees:	All obligations of the Borrower under the Second Lien Facility will be unconditionally guaranteed jointly and severally on a senior secured basis by each Guarantor (as defined in Exhibit B to the Commitment Letter). The guarantees of the Second Lien Facility will rank pari passu with guarantees of the First Lien Facilities.

Security:	Subject to the limitations set forth under “Security” in Exhibit B, the obligation of the Borrower under the Second Lien Facility and the guarantees by the Guarantors thereof shall be secured by a perfected second priority security interest in all of the Collateral.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Second Lien Facility Documentation. The liens securing the First Lien Facilities and any permitted refinancing thereof will be senior in priority to the liens securing the Second Lien Facility and any permitted refinancing thereof. The priority of the security interests and related creditor rights between the First Lien Facilities and the Second Lien Facility will be set forth in the Intercreditor Agreement. None of the Collateral shall be subject to other pledges, security interests or mortgages (except the First Lien Facilities and permitted liens and other exceptions and baskets to be set forth in the Second Lien Facility Documentation).

4. CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Mandatory Prepayments:	Mandatory prepayments of the Second Lien Facility shall be required from:

(A)

commencing with the fiscal year of the Borrower ending June 30, 2015, 50% of excess cash flow (but, with respect to the fiscal year ending June 30, 2015, excess cash flow shall be calculated only with respect to the full fiscal quarters ending after the Closing Date), with step-downs to 25% upon achievement of a Secured Leverage Ratio equal to or less than 4.75:1.00 but greater than 4.25:1.00 and to 0% upon achievement of a Secured Leverage Ratio equal to or less than 4.25:1.00; provided that, in any fiscal year, any voluntary prepayments of loans under the Second Lien Facility, other than prepayments funded with the proceeds of incurrences of long term indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B)	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments in persons that become restricted subsidiaries as a result of such investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Second Lien Facility Documentation; and

(C)	100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Second Lien Facility Documentation except for any Refinancing Debt).

Mandatory prepayments shall be applied, without premium or penalty (except as set forth below), subject to reimbursement of the Second Lien Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Any Second Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment under clause (A) or (B) (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

No mandatory prepayments of Second Lien Loans shall be required until amounts outstanding under the First Lien Term Facility (and any Incremental First Lien Term Facilities or Refinancing First Lien Term Facilities) have been paid in full and all commitments thereunder terminated, other than with Declined Amounts (as defined in Exhibit B) (and the amount of any such prepayment shall be reduced by any portion thereof that was first applied to repay or prepay First Lien Term Facility, and any Incremental First Lien Term Facilities or any Refinancing First Lien Term Facilities).

Voluntary Prepayments:	The Second Lien Facility and the Second Lien Incremental Facility may be prepaid, in whole or in part, upon written notice, and commitments may be reduced, in whole or in part, upon written notice, in each case at the option of the Borrower, without premium or penalty (except as set forth below), in minimum amounts to be agreed, at any time upon one business day’s (or, in the case of a prepayment of Adjusted LIBOR borrowings, three business days’) prior notice, subject to reimbursement of the Second Lien Lenders’ breakage and redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Second Lien Facility and any Incremental Second Lien Facility may be applied to either the Second Lien Facility or any Incremental Second Lien Facility, in any case, as directed by the Borrower.

Prepayment Premium:	In connection with any prepayment of Second Lien Loans (x) on or prior to the first anniversary of the Closing Date, the Borrower will be subject to a prepayment premium of 2.0% on the principal amount of the Second Lien Loans prepaid and (y) on or prior to the second anniversary of the Closing Date but after the first anniversary of the Closing Date, the Borrower will be subject to a prepayment premium of 1.0% on the principal amount of the Second Lien Loans prepaid. After the second anniversary of the Closing Date, there shall be no prepayment premium.

5. DOCUMENTATION

Documentation:

The definitive documentation for the Second Lien Facility (the “Second Lien Facility Documentation”) shall be consistent with Exhibit C and, for the avoidance of doubt, shall contain only those representations, warranties, covenants and events of default expressly set forth in this Term Sheet (subject to the “flex” provisions of the Fee Letter), together with customary loan document provisions and other terms and provisions to be mutually agreed upon, subject to the Conditionality Provision (it being understood and agreed that the only conditions to the funding of the Second Lien Facility are the conditions set forth in Section 6 of the Commitment Letter and in Exhibit D attached hereto), and to the extent such terms are not expressly set forth herein, such terms will be negotiated in good faith and be usual for facilities and transactions of this type as may be reasonably agreed by the Arrangers, the Second Lien Lenders and the Borrower.

Representations and Warranties:	The representations and warranties shall be substantially the same as (and limited to) those representations and warranties contained in the First Lien Facilities Documentation, except that appropriate modifications will be made to reflect the second lien status of the Second Lien Facility.

Conditions to Initial Borrowings:	The availability of the initial borrowing under the Second Lien Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter and in Exhibit D to the Commitment Letter, subject to the Conditionality Provision.

Financial Covenant:	None.

Affirmative Covenants:	The affirmative covenants shall be substantially the same as (and limited to) those affirmative covenants contained in the First Lien Facilities Documentation, except that appropriate modifications will be made to reflect the second lien status of the Second Lien Facility.

Negative Covenants:	The negative covenants shall be substantially the same as (and limited to) those negative covenants contained in the First Lien Facilities Documentation, except that (a) appropriate modifications (including to any relevant component definition) will be made to reflect the second lien status of the Second Lien Term Loans and (b) the dollar baskets for the negative covenants under the Second Lien Facility Documentation will be sized with a 15% cushion above the corresponding dollar baskets under the First Lien Facilities Documentation.

Unrestricted Subsidiaries:	The Second Lien Facility Documentation will include unrestricted subsidiaries provisions consistent with those applicable to the First Lien Facilities, except that no subsidiary may be designated as an “unrestricted subsidiary” or subsequently re-designated as a restricted subsidiary unless it is simultaneously so designated or re-designated, as applicable, under the First Lien Facilities.

Events of Default:	The events of default shall be substantially the same as (and limited to) those events contained in the First Lien Facilities Documentation, except that appropriate modifications will be made to reflect the second lien status of the Second Lien Facility and Second Lien Facility will have a cross-acceleration and cross-payment default (but not any other cross-default) to the First Lien Facilities.

Cost and Yield Protection:	The Second Lien Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with those applicable to the First Lien Facilities.

Assignments and Participations:	The Second Lien Facility Documentation will include assignments and participations provisions consistent with those applicable to the First Lien Facilities.

Expenses and Indemnification:	The Second Lien Facility Documentation will include customary expenses and indemnification provisions consistent with those applicable to the First Lien Facilities.

Governing Law and Forum:	New York, except as to real estate and certain other collateral documents required to be governed by local law.

Counsel to the Second Lien

Administrative Agent and the

Arrangers:	Simpson Thacher & Bartlett LLP

ANNEX I

to EXHIBIT C

Interest Rates:	The interest rates under the Second Lien Facility will be, at the option of the Borrower, initially, Adjusted LIBOR plus 7.00% or ABR plus 6.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Second Lien Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Second Lien Administrative Agent as its “prime rate,” (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserve requirements for eurodollar deposits for an interest period of three months, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.00% per annum and a minimum ABR of 2.00% per annum.

C-I-1

EXHIBIT D

Project Pioneer

Summary of Additional Conditions6

The initial borrowings under the First Lien Facilities and the Second Lien Facility, as the case may be, shall be subject to the following conditions:

1.(a) Since March 31, 2014 through the date of the Merger Agreement, there has not occurred any Company Material Adverse Effect and (b) since the date of the Merger Agreement, no event, occurrence, or development of a state of circumstances or facts shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

“Company Material Adverse Effect”7 means any fact, circumstance, change, event, occurrence or effect that individually or in the aggregate would, or would reasonably be expected to, have a material adverse effect on the financial condition, business properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, none of the following, and no fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to the following, shall in and of itself constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) any facts, circumstances, changes, events, occurrences or effects generally affecting (i) any of the industries in which the Company and its Subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing (except, for purposes of clauses (a)(i), (a)(ii), and (b)(i), (b)(iii) and (b)(iv) of this definition only, to the extent that such fact, circumstance, change, event or occurrence adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its Subsidiaries primarily operate), (ii) the negotiation, execution, announcement, pendency or performance of the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement (other than compliance with Section 5.1 of the Merger

[6]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.
[7]

Terms used in the definition of “Company Material Adverse Effect” (other than the term “Company Material Adverse Effect” itself and the “Merger Agreement”) shall have the meanings given to such terms in the Merger Agreement (as in effect as of the date hereof and previously provided to the Arrangers).

Agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement except that this clause (b)(ii) shall not apply in the determination of a breach of violation of the representation and warranties contained in Section 3.2, 3.3, 3.4, 3.11(g) or 3.16(a) of the Merger Agreement, (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (v) any action taken by the Company or its Subsidiaries that (a) is required by the Merger Agreement or (b) taken at Parent’s written request with the consent of the Commitment Parties (in each case, other than compliance with Section 5.1 of the Merger Agreement), (vi) any change or announcement of a potential change in the Company’s credit ratings, (vii) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating only to, Parent, Merger Sub or their respective Affiliates, (viii) any decline in the market price, or change in trading volume, of any capital stock of the Company or (ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position; provided, that the underlying cause of any decline, change or failure referred to in clause (b)(vi), (b)(viii) or (b)(ix) (if not otherwise falling within any of clause (a) or clauses (b)(i) through (ix) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Credit Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement as in effect on the date hereof and previously provided to the Arrangers, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Arrangers without the prior consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price of not more than 10% in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Commitment Parties; provided that (A) any reduction of the purchase price shall be allocated (x) first, to a reduction of the Equity Contribution to 27.5%, and (y) second, (I) 72.5% to a reduction in any amounts to be funded under the First Lien Term Facility and the Second Lien Facility with such reduction applied (i) if the First Lien Leverage Ratio is greater than 3.50 to 1.00, then first on a pro rata basis to the First Lien Term Facility and the Second Lien Facility until the First Lien Leverage Ratio is equal to 3.50 to 1.00 and second to the Second Lien Facility or (ii) in any other case, to the Second Lien Facility; provided that in no event under clause (i) or (ii), shall the aggregate commitments of the Second Lien Facility be less than $125 million and any additional amounts shall solely reduce the amounts funded under the First Lien Term Facility and (II) 27.5% to the Equity Contribution and (B) any increase in purchase price shall be funded by equity contributions. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3. The Equity Contribution shall have been or, substantially concurrently with the funding of the First Lien Facilities or the Second Lien Facility, as the case may be, shall be,

made in at least the amount set forth in Exhibit A to the Commitment Letter. The Refinancing shall have been consummated and customary payoff letters reasonably satisfactory to the Arrangers providing for the release of all security interests therefor shall have been delivered to the Arrangers.

4. The Arrangers shall have received (a) audited consolidated balance sheets of the Company and related statements of operations, comprehensive income (loss), changes in equity and cash flows of the Company for the three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter). The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years ended June 30, 2011, 2012 and 2013, and in the foregoing clause (b) for the fiscal quarters ended September 30, 2013, December 31, 2013 and March 31, 2014.

5. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Borrower and its subsidiaries (based on the financial statements of the Company referred to in paragraph 4 above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period of operations (in the case of such other financial statements).

6. Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the First Lien Administrative Agent’s first priority security interest and the Second Lien Administrative Agent’s second priority security interest, each in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

7. The Administrative Agents shall have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors (including their direct and indirect equity owners) as has been reasonably requested in writing at least 10 days prior to the Closing Date by any Administrative Agent that it (on behalf of itself and the Initial Lenders) that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letter and reasonable and invoiced out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in the case of expenses, to the extent invoiced at least one (1) business day prior to the Closing Date shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

9. The Arrangers shall have had a period of no less than fifteen (15) consecutive business days to syndicate the Credit Facilities following the receipt of the financial statements referred to in paragraphs 4 and 5 of this Exhibit D and other information customarily provided for by a borrower for inclusion in customary bank facilities information memoranda (the “Required Bank Information”, it being understood and agreed that “Required Bank Information” shall not include any information customarily provided by an investment bank or lead arranger in the preparation of such information memoranda); provided that such period shall (i) either conclude prior to August 16, 2014 or commence after September 2, 2014, (ii) exclude November 28, 2014 and (iii) either conclude prior to December 20, 2014 or commence after January 5, 2015. If Holdings or Newco shall in good faith reasonably believe that it has delivered the Required Bank Information, it may deliver to the Arrangers written notice to that effect (stating when it believes it completed the applicable delivery) together with an accompanying customary authorization letter, in which case the Required Bank Information shall be deemed to have been delivered on the date of the applicable notice and authorization letter, unless any Arranger in good faith reasonably believes that Holdings and Newco have not completed delivery of the Required Bank Information, and, within three (3) business days after their receipt of such notice from the Holdings or Newco, such Arranger delivers a written notice to Holdings and Newco to that effect (stating with specificity the Required Bank Information that has not been delivered).

EXHIBIT E

Form of Solvency Certificate

Date:             , 201[    ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of             , a             (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section              of the Credit Agreement, dated as of             ,      201[    ], among             (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

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The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
Title: Chief Financial Officer

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